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                                                              EXHIBIT 12.1




                      TOYOTA MOTOR CREDIT CORPORATION

             CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                       Years           Six Months             Years
                                       Ended             Ended                Ended
                                      March 31,         March 31,          September 30,
                                --------------------   ----------  ----------------------------
                                  2003        2002        2001      2000       1999       1998
                                --------    --------   ----------  ------     ------    -------
                                                     (Dollars in Millions)

Consolidated income
   before equity in net loss
   of subsidiary, provision
   for income taxes, and
   cumulative effect of change
   in accounting principle....    $  177     $  402     $   71     $  170     $  230     $  251
                                  ------     ------     ------     ------     ------     ------
Fixed charges:
   Interest...................       832      1,030        726      1,289        940        994
   Portion of rent expense
      representative of the
      interest factor (deemed
      to be one-third)........         8          7          3          6          6          5
   Interest associated with
      TCA's off-shore debt
      Repaid by TMCC <F1>.....         1          -          -          -          -          -
                                  ------     ------     ------     ------     ------     ------

Total fixed charges...........       841      1,037        729      1,295        946        999
                                  ------     ------     ------     ------     ------     ------
Earnings available
   for fixed charges..........    $1,018     $1,439     $  800     $1,465     $1,176     $1,250
                                  ======     ======     ======     ======     ======     ======

Ratio of earnings to
   fixed charges..............      1.21       1.39       1.10       1.13       1.24       1.25
                                  ======     ======     ======     ======     ======     ======

-----------------
<F1>  The Company has guaranteed certain obligations of affiliates and subsidiaries as discussed in Note 16 of the Consolidated Financial Statements.  During fiscal 2003, TMCC performed under its guarantee of TCA's outstanding off-shore debt and repaid $35 million of the outstanding balance and accrued interest thereon.
